Exhibit (j)(1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 42 to the Registration Statement on Form N-1A of Fidelity Mt. Vernon Street Trust: Fidelity Aggressive Growth Fund and Fidelity New Millennium Fund of our reports dated January 7, 2004 on the financial statements and financial highlights included in the November 30, 2003 Annual Reports to Shareholders of the above referenced funds.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statement of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
January 28, 2004